Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

October 2013 Performance Update

The Frontier Fund Supplement Dated October 31, 2013 to Prospectus Dated April 30, 2013.

The Frontier Fund Class 2 New

THE FRONTIER FUND’S GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

October performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	October 31, 2013 MTD	October 31, 2013 YTD	NAV / Unit
Frontier Diversified Series-2	3.88%	-12.89%	$87.53
Frontier Long/Short Commodity Series-2a	-0.36%	-12.97%	$100.47
Frontier Masters Series-2	2.40%	-9.83%	$97.03

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of October 31, 2013. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$388,290.90
Unrealized trading gain (loss)	1,097,433.86
Less: Commissions	(35,817.48)
Less: Trading Fee paid to Managing Owner	(69,029.75)
Interest income	44,490.73

Total Income	1,425,368.26
EXPENSES
Broker service fees	7,280.43
Incentive fees	67,221.84
Management fees	47,943.08

Total Expenses	122,445.35

Net Income (Loss)	$1,302,922.91

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	405,160.15356	$34,139,475.18	$84.26
Current month additions	6,350.13554	539,521.21
Current month redemptions	(25,365.27542)	(2,183,523.03)
Net income (loss) for current month		1,302,922.91	3.27

Net asset value, end of current month	386,145.01368	$33,798,396.27	$87.53

	Monthly rate of return		3.88%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$15,277.57
Unrealized trading gain (loss)	(8,660.38)
Less: Commissions	(5,210.98)
Less: Trading Fee paid to Managing Owner	(8,613.45)
Interest income	7,840.13

Total Income	632.89
EXPENSES
Broker service fees	908.50
Incentive fees	0.00
Management fees	11,053.34

Total Expenses	11,961.84

Net Income (Loss)	$(11,328.95)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	42,709.66191	$4,306,663.25	$100.84
Current month additions	0.00000	0.00
Current month redemptions	(2,826.37469)	(288,066.25)
Net income (loss) for current month		(11,328.94)	(0.37)

Net asset value, end of current month	39,883.28722	$4,007,268.05	$100.47

	Monthly rate of return		-0.36%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$24,921.41
Unrealized trading gain (loss)	286,488.29
Less: Commissions	(5,512.03)
Less: Trading Fee paid to Managing Owner	(22,378.41)
Interest income	12,787.25

Total Income	296,306.51
EXPENSES
Broker service fees	2,360.24
Incentive fees	0.00
Management fees	29,701.06

Total Expenses	32,061.30

Net Income (Loss)	$264,245.21

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	118,739.21644	$11,250,533.07	$94.75
Current month additions	0.00000	0.00
Current month redemptions	(5,860.88810)	(562,433.29)
Net income (loss) for current month		264,245.21	2.28

Net asset value, end of current month	112,878.32834	$10,952,344.99	$97.03

	Monthly rate of return		2.40%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 2

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$748,229.15
Unrealized trading gain (loss)	2,161,985.29
Less: Commissions	(70,459.30)
Less: Trading Fee paid to Managing Owner	(135,877.26)
Interest income	87,909.82

Total Income	2,791,787.70
EXPENSES
Trading fees	0.00
Broker service fees	63,682.69
Incentive fees	131,473.60
Management fees	94,362.40

Total Expenses	289,518.69

Net Income (Loss)	$2,502,269.01

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	838,316.73563	$67,982,421.99	$81.09
Current month additions	6,438.26505	546,581.20
Current month redemptions	(63,251.89168)	(5,193,772.87)
Net income (loss) for current month		2,502,269.01	3.15

Net asset value, end of current month	781,503.10900	$65,837,499.33	$84.24

	Monthly rate of return		3.89%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$108,550.76
Unrealized trading gain (loss)	(71,271.15)
Less: Commissions	(37,055.27)
Less: Trading Fee paid to Managing Owner	(40,491.02)
Interest income	55,658.14

Total Income	15,391.46
EXPENSES
Trading fees	0.00
Broker service fees	19,482.23
Incentive fees	0.00
Management fees	110,476.40

Total Expenses	129,958.63

Net Income (Loss)	$(114,567.17)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	285,086.54614	$30,936,566.46	$108.52
Current month additions	559.42435	55,230.65
Current month redemptions	(18,278.81878)	(1,918,992.50)
Net income (loss) for current month		(114,567.16)	(0.21)

Net asset value, end of current month	267,367.15171	$28,958,237.45	$108.31

	Monthly rate of return		-0.19%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

October 31, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$78,188.59
Unrealized trading gain (loss)	950,932.48
Less: Commissions	(18,268.89)
Less: Trading Fee paid to Managing Owner	(74,180.60)
Interest income	42,492.29

Total Income	979,163.87
EXPENSES
Trading fees	0.00
Broker service fees	46,068.95
Incentive fees	0.00
Management fees	98,444.84

Total Expenses	144,513.79

Net Income (Loss)	$834,650.08

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	418,172.86297	$37,560,810.43	$89.82
Current month additions	3,359.00599	296,285.48
Current month redemptions	(28,338.69460)	(2,554,338.79)
Net income (loss) for current month		834,650.08	2.09

Net asset value, end of current month	393,193.17436	$36,137,407.20	$91.91

	Monthly rate of return		2.32%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders

Vance Sanders, Chief Financial Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER MASTERS SERIES